Exhibit 23.4

Consent of Independent Auditor

We consent to the inclusion in this Registration Statement on Form S-4 of Spirit of Texas Bancshares, Inc. of our report dated March 21, 2017 relating to our audit of the consolidated financial statements of First Beeville Financial Corporation as of and for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-4.

Bumgardner, Morrison & Company, LLP
Victoria, Texas
February 6, 2019

Bumgardner, Morrison & Company, LLP		1501 E Mockingbird Lane, Suite 300 PO Box 3750 Victoria, Texas 77903-3750 Phone: 361.575.0271 Fax: 361.578.0880 Website: BMCcpa.com
Certified Public Accountants

Members:	American Institute of Certified Public Accountants
Texas Society of Certified Public Accountants
AICPA Private Companies Practice Section
AICPA Employee Benefit Plan Audit Quality Center
AICPA Government Audit Quality Center